Exhibit 99.1

Sino Payments and European Acquirer Valitor Sign Agreement

Press Release Source: Sino Payments On Wednesday January 20, 2010, 9:00 am EST

HONG KONG, Jan. 20, 2010 (GLOBE NEWSWIRE) -- Sino Payments, Inc. (www.sinopayments.com) (OTCBB:SNPY - News) today announced that it has signed an agreement with Valitor as an agent to refer European credit and debit card accepting merchants.

Sino Payments is now able to market to and sign up both ecommerce and Physical store merchants (card present) throughout Europe by partnering with Valitor with a single seamless data processing platform available worldwide.

Sino Payments’ President and CEO Matthew Mecke stated, "Recently Sino Payments announced our worldwide ecommerce platform integration completed alongside our second generation physical store checkout payment system completion. I am happy to announce the next step in the evolution of Sino Payments development via our agency agreement with Valitor to provide processing and Valitor merchant accounts for ecommerce and card present physical merchants across the European continent. Many of the large Asia regional retailers also have related companies or entities in Europe and this will help Sino Pay continue to sell our on the ground IP card processing services for physical stores in Asia while also beginning to target ecommerce and physical store merchants registered in Europe.”

About Sino Payments, Inc. (www.sinopayments.com)

Sino Payments is a U.S. public company with offices in Hong Kong and Macau. In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout. Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

The Sino Payments, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6215

About Valitor (www.valitor.com)

Valitor is a leading European acquirer. The company is experienced in operating on a highly developed card payment market and offers safe and swift services to merchants, banks and cardholders travelling around the world. Since 2003, the company has handled Cross Border ecommerce with emphasis on ecommerce in the various sectors. Valitor is focused on delivering quality service to merchants and partners using its highly developed technology and stable IT environment. The company (formerly VISA Iceland) was established in 1983.

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Contact:

Sino Payments, Inc.

Matthew Mecke, Chairman & CEO

  1.203.652.0130

Investor Relations

  1.866.500.8985

  ir@sinopayments.com